Exhibit 99.1

NEWS BULLETIN FROM:	RE:	2101 Faraday Avenue Carlsbad, CA 92008 (760) 603-9120 Nasdaq: VMTI

FOR FURTHER INFORMATION

AT VISTA MEDICAL TECHNOLOGIES:		AT FRB|WEBER SHANDWICK:
John R. Lyon		Tony Rossi
President		Investor and Media Contact
jlyon@vistamt.com		trossi@webershandwick.com
(760) 603-9120		(310) 407-6563

FOR IMMEDIATE RELEASE

July 29, 2003

VISTA MEDICAL REPORTS SECOND QUARTER RESULTS

CARLSBAD, CA, July 29, 2003 – Vista Medical Technologies, Inc., (NASDAQ: VMTI), today reported financial results for the second quarter ended June 30, 2003.

For the quarter ended June 30, 2003, revenues were $2,278,000, compared with revenues of $2,810,000 for the second quarter of 2002, a decrease of 19%.  The Company reported a net loss for the quarter of $458,000, or $0.10 per basic and diluted share, versus a net loss of $375,000, or $0.08 per basic and diluted share, for the corresponding quarter of 2002.

For the six month period ended June 30, 2003, revenues were $5,128,000, compared with $5,483,000 for the same period in 2002, a decrease of 6%.  The net loss for the first half of 2003 was $504,000, or $0.11 per basic and diluted share, compared with $751,000, or $0.15 per basic and diluted share, for the corresponding period of 2002.

President and Chief Executive Officer of Vista Medical, John R. Lyon, said, “We experienced a lengthening of the sales cycle for our Laparoscopic Bariatric Surgical (LBS) Preceptorship program in the second quarter, but momentum has resumed in the third quarter.  The obesity surgery market continues to grow rapidly and we believe that Vista Medical has a solid platform from which to grow our bariatric management services business.  To date, more than 55 surgical teams have completed our LBS preceptorship and more than 40 hospitals have contracted with us for our Blueprint and Situational Analysis prior to initiating a bariatric surgical program.  In addition, our Visualization Technology business continues to develop its market position in the performance of laparoscopic bariatric surgical procedures.”

Conference Call and Webcast

Vista Medical will host a conference call with simultaneous webcast today at 11:00 am Eastern / 8:00 am Pacific.  The conference call will feature John R. Lyon, President and Chief Executive Officer and

-more-

FRB|Weber Shandwick serves as financial relations counsel to this company, is acting on the company’s behalf in issuing this bulletin and receiving compensation therefor.  The information contained herein is furnished for information purposes only and is not to be construed as an offer to buy or sell securities.

Vista Medical Technologies, Inc.

other senior officers, in a discussion of second quarter results and events.  Members of the public are invited to listen through the Investor Relations section of the company’s web site, www.vistamt.com.  A replay will be available until August 5, 2003 at 800-642-1687, passcode 1832682.

To be added to Vista’s investor email or fax lists, contact Tony Rossi via email at trossi@webershandwick.com or via phone at 310-407-6563.

Vista Medical Technologies, Inc.

Vista Medical Technologies, Inc. operates two business units.  The Obesity Surgery Management Services business, based in Carlsbad, CA, provides services to physicians and hospitals involved in the surgical treatment of morbid obesity.  Our services include management of the Laparoscopic Bariatric Surgery Preceptorship, a comprehensive introduction to starting a minimally invasive gastric bypass surgical program.  Additionally, we offer systems and consulting services which enable the efficient operation of obesity surgery programs.  The Visualization Technology business, based in Westborough, MA, develops, manufactures and markets products that provide information to physicians performing minimally invasive general surgical, cardiac surgical and other selected endoscopic and interventional procedures.  Our technology products combine a head mounted display with video cameras to provide surgeons with critical visual information during complex minimally invasive procedures, and also incorporate the benefit of viewing complementary information in a voice-controlled, picture-in-picture format, to facilitate real-time decision making during surgery.  The Visualization Technology business also manufactures compact, high-resolution endoscopic cameras for original equipment manufacturer customers and strategic partners.  Vista Medical Technologies is traded on the  Nasdaq SmallCap Market under the stock symbol VMTI.  The Company’s Internet Website is www.vistamt.com.  Information on the Company’s nutritional supplements for post-surgical gastric bypass patients may be found on www.vistavitamins.com.

Forward Looking Statements

This news release may contain forward-looking statements concerning the business and products of the Company.  Actual results may differ materially depending on a number of risk factors, including, but not limited to the following: the Company’s ability to raise additional capital to fund its operations and execute its business plan, development, manufacturing, shipment, global economic and distribution risks and customer acceptance.  Other risks inherent in the business of the Company are described in Securities and Exchange Commission filings, including the Annual Report on Form 10-K for the year ended December 31, 2002 and the Company’s most recent quarterly report on form 10-Q.  The Company undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

-financial tables to follow-

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002

Sales	$2,278,490	$2,809,577	$5,128,075	$5,482,486
Cost and Expenses:
Cost of Sales	1,295,329	1,507,888	2,870,507	2,871,028
Research and development	295,021	473,844	552,181	898,068
Sales and marketing	645,150	735,837	1,193,907	1,459,271
General and administrative	533,750	471,515	1,050,064	1,014,951
Total cost and expenses	2,769,250	3,189,084	5,666,659	6,243,318

Loss from operations	(490,760)	(379,507)	(538,584)	(760,832)

Interest income	32,456	4,975	34,539	10,225

Other gains/(losses)	—	—	—	—

Net loss	$(458,304)	$(374,532)	$(504,045)	$(750,607)

Accretion of dividends on preferred stock	(35,527)	—	(46,849)	—

Net loss applicable to common stockholders	$(493,831)	$(374,532)	$(550,894)	$(750,607)

Basic and diluted loss per share	$(0.10)	$(0.08)	$(0.11)	$(0.15)

Shares used in computing basic and diluted loss per share	5,003,471	4,966,569	5,002,620	4,941,171

VISTA MEDICAL TECHNOLOGIES, INC.

Selected Consolidated Balance Sheet Data

	June 30, 2003	December 31, 2002
	(unaudited)

Cash, cash equivalents and available-for-sale securities	$954,176	$829,372

Total Current Assets	4,314,381	4,101,666

Property and equipment	94,954	77,431

Total assets	4,410,983	4,182,158

Total current liabilities	1,763,128	2,101,201

Total stockholders’ equity	2,621,813	2,080,957

# # #